     As filed with the Securities and Exchange Commission on July 27, 2007
Registration No. 333-_____

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C. 20549

FORM SB-2
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CARBON SCIENCES, INC.
(Name of small business issuer in its charter)

Nevada	1481	20-5451302
(State or other Jurisdiction	(Primary Standard Industrial	(I.R.S. Employer
of Incorporation or Organization)	Classification Code Number)	Identification No.)

  50 Castilian Dr. Suite C
Santa Barbara, California 93117
(805) 690-9090
(Address and telephone number of principal executive offices and principal place of business)

Derek W. McLeish
Chief Executive Officer
Carbon Sciences, Inc.
  50 Castilian Dr. Suite C
Santa Barbara, California 93117
(805) 690-9090
(Name, address and telephone number of agent for service)

Copies to:
Gregory Sichenzia, Esq.
Marcelle S. Balcombe, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32nd Flr.
New York, New York 10006
(212) 930-9700
(212) 930-9725 (fax)

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
From time to time after this Registration Statement becomes effective.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ ________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ ________

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ ________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐ ________

			PROPOSED
TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED (1)	PROPOSED MAXIMUM OFFERING PRICE PER SHARE (2)	MAXIMUM AGGREGATE OFFERING PRICE	AMOUNT OF REGISTRATION FEE

Common stock, $.001 par value (3)	32,100,000	$0.10	$3,210,000	$98.55
Total			$3,210,000	$98.55

(1) Includes shares of our common stock, par value $0.001 per share, issued to the selling stockholders prior to the date of this prospectus which may be offered pursuant to this registration statement.

(2) Estimated solely for the purpose of calculating the registration fee required by Section 6(B) of the Securities Act of 1933, as amended, and computed pursuant to Rule 457 under the Securities Act.

(3) Includes 100% of the shares of our common stock which we issued to the selling stockholders prior to the date of this prospectus under certain Subscription Agreements in October 2006 and March 2007.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION, DATED JULY 27, 2007

CARBON SCIENCES, INC.

32,100,000 SHARES OF

COMMON STOCK

This prospectus relates to the resale by the selling stockholders of up to 32,100,000 shares of our common stock presently outstanding. The selling stockholders may be deemed underwriters of the shares of common stock, which they are offering. We will pay the expenses of registering these shares.

We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. We have paid the expenses of preparing this prospectus and the related registration expenses.

The selling stockholders will sell shares from time to time at a fixed price equal $0.10 per share. Our common stock is not traded on any national securities exchange and is not quoted on any over-the-counter market. If our shares become quoted on the Over-The-Counter Bulletin Board, sales will be made at prevailing market prices or privately negotiated prices.

INVESTING IN THESE SECURITIES INVOLVES SIGNIFICANT RISKS. SEE "RISK FACTORS"
BEGINNING ON PAGE 9.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 27, 2007.

The information in this Prospectus is not complete and may be changed. This Prospectus is included in the Registration Statement that was filed Carbon Sciences, Inc. with the Securities and Exchange Commission. The selling stockholders may not sell these securities until the registration statement becomes effective. This Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the sale is not permitted.

TABLE OF CONTENTS

Cautionary Note Regarding Forward-Looking Statements	5
Prospectus Summary	6
Risk Factors	8
Use Of Proceeds	11
Management’s Discussion And Analysis Of Financial Condition And Results Of Operations	12
Description Of Business	15
Description Of Property	16
Legal Proceedings	16
Management	17
Executive Compensation	19
Certain Relationships And Related Transactions	19
Security Ownership Of Certain Beneficial Owners And Management	19
Description Of Securities	20
Commission’s Position On Indemnification For Securities Act Liabilities	20
Plan Of Distribution	21
Selling Stockholders	23
Legal Matters	25
Experts	25
Available Information	26
Index to Financial Statements	F-1

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and any prospectus supplement contain forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events.

In some cases, you can identify forward-looking statements by words such as "may," "should," "expect," "plan," "could," "anticipate," "intend," "believe," "estimate," "predict," "potential," "goal," or "continue" or similar terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks outlined under "Risk Factors," that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements.

Unless we are required to do so under U.S. federal securities laws or other applicable laws, we do not intend to update or revise any forward-looking statements.

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the "risk factors" section, the financial statements and the notes to the financial statements.

CARBON SCIENCES, INC.
OUR BUSINESS

We are developing a technology to convert the greenhouse gas, carbon dioxide (CO2), into a useful form that will not contribute to global warming. We call this technology GreenCarbon™ Technology.  By eliminating harmful CO2 from human created sources, such as power plants and industrial factories, management believes that our technology will provide a partial solution to the problem of global warming.

GreenCarbon™ Technology is initially targeted at coal-fired electrical power plants and fuel production plants.

We were incorporated in the State of Nevada on August 25, 2006, as Zingerang, Inc. Our name was changed to Carbon Sciences, Inc. on April 9, 2007. Our principal executive offices are located at 50 Castilian Dr. Suite C, Santa Barbara, California 93117, and our telephone number is (805) 690-9090. Our fiscal year end is December 31.

The Offering

Common stock offered by selling stockholders	Up to 32,100,000 shares, including the following:

-      up to 28,000,000 shares of common stock issued prior to the date of this prospectus to certain of the selling stockholders pursuant to certain Subscription Agreements in October 2006 for an aggregate purchase price of $420,000, and

-       1,200,000 shares of common stock issued prior to the date of this prospectus to certain of the selling stockholders pursuant to certain Subscription Agreements in October 2006, for an aggregate purchase price of $120,000, and

-       2,900,000 shares of common stock issued prior to the date of this prospectus to certain of the selling stockholders pursuant to certain Subscription Agreements in March 2007 for an aggregate purchase price of $290,000.

This number represents 21.76% of our current outstanding stock.

Common stock to be outstanding after the offering	Up to 147,542,000 shares

Use of proceeds	We will not receive any proceeds from the sale of the common stock hereunder.

The above information regarding common stock to be outstanding after the offering is based on 147,542,000 shares of common stock outstanding as of July 16, 2007 which includes the shares being offered by the selling stockholders in this prospectus.

TRANSACTIONS BEING REGISTERED IN THIS PROSPECTUS

ROUND 1  2006 OFFERING*

In October 2006, we entered into Subscription Agreements with several accredited investors pursuant to which the investors subscribed to purchase an aggregate amount of up to $420,000 in shares of our common stock, or a total of 28,000,000 shares.

We granted “piggy-back” registration rights to the investors in our Round 1 2006 Offering by agreeing to include their shares of common stock in registration statements (other than on Form S-8, S-4 or similar Forms) subsequently filed by us.

ROUND 2 2006 OFFERING*

In October 2006, we entered into Subscription Agreements with several accredited investors pursuant to which the investors subscribed to purchase an aggregate amount of up to $120,000 in shares of our common stock, or a total of 1,200,000 shares.

We granted “piggy-back” registration rights to the investors in our Round 2 2006 Offering by agreeing to include their shares of common stock in registration statements (other than on Form S-8, S-4 or similar Forms) subsequently filed by us.

ROUND 3 2007 OFFERING*

In March 2007, we entered into Subscription Agreements with several accredited investors pursuant to which the investors subscribed to purchase an aggregate amount of up to $290,000 in shares of our common stock, or a total of 2,900,000 shares.

We granted “piggy-back” registration rights to the investors in our Round 3 2007 Offering by agreeing to include their shares of common stock in registration statements (other than on Form S-8, S-4 or similar Forms) subsequently filed by us.

*We claim an exemption from the registration requirements of the Act for the private placement of these securities pursuant to Section 4(2) of the Act and/or Regulation D promulgated thereunder since, among other things, the transaction did not involve a public offering, the investors were accredited investors and/or qualified institutional buyers, the investors had access to information about us and their investment, the investors took the securities for investment and not resale, and we took appropriate measures to restrict the transfer of the securities.

RISK FACTORS

This investment has a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus. If any of the following risks actually occur, our business, operating results and financial condition could be harmed and the value of our stock could go down. This means you could lose all or a part of your investment.

RISKS RELATED TO OUR BUSINESS AND INDUSTRY

OUR LIMITED OPERATING HISTORY DOES NOT AFFORD INVESTORS A SUFFICIENT HISTORY ON WHICH TO BASE AN INVESTMENT DECISION.

We were formed in August 2006 and are currently developing a new technology that has not yet gained market acceptance. There can be no assurance that at this time we will operate profitably or that we will have adequate working capital to meet our obligations as they become due.

Investors must consider the risks and difficulties frequently encountered by early stage companies, particularly in rapidly evolving markets. Such risks include the following:
•	competition;
•	need for acceptance of products;
•	ability to continue to develop and extend brand identity;
•	ability to anticipate and adapt to a competitive market;
•	ability to effectively manage rapidly expanding operations;
•	amount and timing of operating costs and capital expenditures relating to expansion of our business, operations, and infrastructure; and
•	dependence upon key personnel.

We cannot be certain that our business strategy will be successful or that we will successfully address these risks. In the event that we do not successfully address these risks, our business, prospects, financial condition, and results of operations could be materially and adversely affected.

WE MAY BE UNABLE TO MANAGE OUR GROWTH OR IMPLEMENT OUR EXPANSION STRATEGY.

We may not be able to expand our product and service offerings, our client base and markets, or implement the other features of our business strategy at the rate or to the extent presently planned. Our projected growth will place a significant strain on our administrative, operational and financial resources. If we are unable to successfully manage our future growth, establish and continue to upgrade our operating and financial control systems, recruit and hire necessary personnel or effectively manage unexpected expansion difficulties, our financial condition and results of operations could be materially and adversely affected.

WE MAY NOT BE ABLE TO SUCCESSFULLY DEVELOP AND COMMERCIALIZE OUR TECHNOLOGIES WHICH WOULD RESULT IN CONTINUED LOSSES AND MAY REQUIRE US TO CURTAIL OR CEASE OPERATIONS.

We are currently developing our technology and a commercial product. We have not generated any revenues and we are unable to project when we will achieve profitability, if at all. As is the case with any new technology, we expect the development process to continue. We cannot assure that our engineering resources will be able to develop the product fast enough to meet market requirements. There can also be no assurance that our product will gain market acceptance and that we will be able to successfully commercialize the technologies. The failure to successfully develop and commercialize the technologies would result in continued losses and may require us to curtail or cease operations.

OUR REVENUES ARE DEPENDENT UPON ACCEPTANCE OF OUR PRODUCTS BY THE MARKET; THE FAILURE OF WHICH WOULD CAUSE TO CURTAIL OR CEASE OPERATIONS.

We believe that virtually all of our revenues will come from the sale or license of our products. As a result, we will continue to incur substantial operating losses until such time as we are able to generate revenues from the sale or license of our products. There can be no assurance that businesses and customers will adopt our technology and products, or that businesses and prospective customers will agree to pay for or license our products. In the event that we are not able to significantly increase the number of customers that purchase or license our products, or if we are unable to charge the necessary prices or license fees, our financial condition and results of operations will be materially and adversely affected.

WE DO NOT MAINTAIN THEFT OR CASUALTY INSURANCE, AND ONLY MAINTAIN MODEST LIABILITY AND PROPERTY INSURANCE COVERAGE AND THEREFORE WE COULD INCUR LOSSES AS A RESULT OF AN UNINSURED LOSS.

We cannot assure that we will not incur uninsured liabilities and losses as a result of the conduct of our business. Any such uninsured or insured loss or liability could have a material adverse affect on our results of operations.

IF WE LOSE KEY EMPLOYEES AND CONSULTANTS OR ARE UNABLE TO ATTRACT OR RETAIN QUALIFIED PERSONNEL, OUR BUSINESS COULD SUFFER.

Our success is highly dependent on our ability to attract and retain qualified scientific, engineering and management personnel. We are highly dependent on our management, including Mr. Derek McLeish, who has been critical to the development of our technology and business. The loss of the services of Mr. McLeish could have a material adverse effect on our operations. We do not have an employment agreement with Mr. McLeish. Accordingly, there can be no assurance that he will remain associated with us. His efforts will be critical to us as we continue to develop our technology and as we attempt to transition from a development stage company to a company with commercialized products and services. If we were to lose Mr. McLeish, or any other key employees or consultants, we may experience difficulties in competing effectively, developing our technology and implementing our business strategies.

THE LOSS OF STRATEGIC RELATIONSHIPS USED IN THE DEVELOPMENT OF OUR PRODUCTS AND TECHNOLOGY COULD IMPEDE OUR ABILITY TO COMPLETE OUR PRODUCT AND RESULT IN A MATERIAL ADVERSE EFFECT CAUSING OUR BUSINESS TO SUFFER.

We may rely on strategic relationships with technology development partners to provide technology and operating systems. A loss of these relationships for any reason could cause us to experience difficulties in completing the development of our product and implementing our business strategy. There can be no assurance that we could establish other relationships of adequate expertise in a timely manner or at all.

THE OFFERING PRICE HAS BEEN ARBITRARILY DETERMINED.

The offering price of the Shares has been determined arbitrarily by the Company. It does not necessarily bear any relationship to the Company’s assets value, net worth, revenues or other established criteria of value, and should not be considered indicative of the actual value of the Shares. In addition, investors in this Offering will sustain immediate substantial dilution per share based upon net tangible book value per share.

THERE ARE RESTRICTIONS ON THE TRANSFERABILITY OF THE SECURITIES.

Until registered for resale, investors must bear the economic risk of an investment in the Shares, for an indefinite period of time. Rule 144 promulgated under the Securities Act (“Rule 144”), which provides for an exemption from the registration requirements under the Securities Act under certain conditions, requires, among other conditions, a one-year holding period prior to the resale (in limited amounts) of securities acquired in a non-public offering without having to satisfy the registration requirements under the Securities Act. There can be no assurance that the Company will fulfill any reporting requirements in the future under the Exchange Act or disseminate to the public any current financial or other information concerning the Company, as is required by Rule 144 as part of the conditions of its availability.

OUR PATENT APPLICATION FOR OUR TECHNOLOGY IS PENDING AND THERE IS NO ASSURANCE THAT THIS APPLICATION WILL BE GRANTED. FAILURE TO OBTAIN THE PATENT FOR OUR APPLICATION COULD PREVENT US FROM SECURING ROYALTY PAYMENTS IN THE FUTURE, IF APPROPRIATE.

We have filed a patent to protect the intellectual property rights for “Fine Particle Carbon Dioxide Transformation and Sequestration”. To date our patent application has not been granted. We cannot be certain that this patent will be granted nor can we be certain that other companies have not filed for patent protection for this technology before us. Even if we are granted patent protection for our technology, there is no assurance that we will be in a position to enforce our patent rights. Failure to be granted patent protection for our technology could result in greater competition or in limited royalty payments. This could result in inadequate revenue and cause us to cease operations.

OUR CURRENT AND POTENTIAL COMPETITORS, SOME OF WHOM HAVE GREATER RESOURCES THAN WE DO, MAY DEVELOP PRODUCTS AND TECHNOLOGIES THAT MAY CAUSE DEMAND FOR, AND THE PRICES OF, OUR PRODUCTS TO DECLINE.

While we are not aware of any direct competitors offering commercial products to convert CO2 from coal-fired power plants to usable carbonates, there are various competitive offering such as underground carbon sequestration systems. Our potential customers may choose to buy or build their own carbon capture and sequestration systems instead of purchasing our carbon transformation system and technology. Furthermore, our competitors may combine with each other, and other companies may enter our markets by acquiring or entering into strategic relationships with our competitors. Current and potential competitors have established, or may establish, cooperative relationships among themselves or with third parties to increase the abilities of their products to address the needs of our prospective customers.

Many of our current and potential competitors have longer operating histories, significantly greater financial, technical, product development and marketing resources, greater name recognition and larger customer bases than we do. Our present or future competitors may be able to develop products comparable or superior to those we offer, adapt more quickly than we do to new technologies, evolving industry trends and standards or customer requirements, or devote greater resources to the development, promotion and sale of their products than we do. Accordingly, we may not be able to compete effectively in our markets, competition may intensify and future competition may harm our business.

OUR BUSINESS IS DEPENDENT ON GOVERNMENT AND INTERNATIONAL REGULATIONS MANDATING THE REDUCTION OF CARBON DIOXIDE EMISSIONS.

We believe that greenhouse gases, such as carbon dioxide, contribute to global warming and climate change. New laws and regulations are currently being drawn up that may affect our industry and the industry of our customers. There is no assurance that new governmental regulations will be favorable to our business model and business plan. There is no assurance that mandated reduction in carbon emissions will provide enough of an incentive to use our new technology as opposed to other competitive products. The increasing use of alternative energy technology such as solar power, nuclear power, wind power, fuel cells and other energy sources that do not emit greenhouses gases will limit the market for our technology.

WE ARE CONTROLLED BY CURRENT OFFICERS, DIRECTORS AND PRINCIPAL STOCKHOLDERS.

Our directors, executive officers and principal stockholders and their affiliates beneficially own approximately 41.85% of outstanding shares of common stock. Accordingly, our executive officers, directors, principal stockholders and certain of their affiliates will have the ability to control the election of our Board of Directors and the outcome of issues submitted to our stockholders.

RISKS RELATING TO OUR COMMON STOCK

THERE IS NO PUBLIC (TRADING) MARKET FOR OUR COMMON STOCK AND THERE IS NO ASSURANCE THAT THE COMMON STOCK WILL EVER TRADE ON A RECOGNIZED EXCHANGE OR DEALER’S NETWORK; THEREFORE, YOU MAY NOT BE ABLE TO SELL YOUR SHARES.

There is no established public trading market for our securities. Hence, there is no central place, such as a stock exchange or electronic trading system, to resell your common stock. If you want to resell your shares, you will have to locate a buyer and negotiate your own sale. It is our plan to utilize a market maker who will apply to have our common stock quoted on the Over-the-Counter Bulletin Board in the United States. Our shares are not and have not been listed or quoted on any exchange or quotation system. There can be no assurance that a market maker will agree to file the necessary documents with the National Association of Securities Dealers, which operates the Over-the-Counter Bulletin Board, nor can there be any assurance that such an application for quotation will be approved or that a regular trading market will develop or that if developed, will be sustained. In the absence of a trading market, an investor will be unable to liquidate his investment except by private sale.

SHOULD OUR STOCK BECOME LISTED ON THE OTC BULLETIN BOARD, IF WE FAIL TO REMAIN CURRENT ON OUR REPORTING REQUIREMENTS, WE COULD BE REMOVED FROM THE OTC BULLETIN BOARD WHICH WOULD LIMIT THE ABILITY OF BROKER-DEALERS TO SELL OUR SECURITIES AND THE ABILITY OF STOCKHOLDERS TO SELL THEIR SECURITIES IN THE SECONDARY MARKET.

Companies trading on the Over-The-Counter Bulletin Board, such as us we are seeking to become, must be reporting issuers under Section 12 of the Securities Exchange Act of 1934, as amended, and must be current in their reports under Section 13, in order to maintain price quotation privileges on the OTC Bulletin Board. If we fail to remain current on our reporting requirements, we could be removed from the OTC Bulletin Board. As a result, the market liquidity for our securities could be severely adversely affected by limiting the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market. In addition, we may be unable to get re-listed on the OTC Bulletin Board, which may have an adverse material effect on our Company.

ONCE PUBLICLY TRADING, THE APPLICATION OF THE "PENNY STOCK" RULES COULD ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON SHARES AND INCREASE YOUR TRANSACTION COSTS TO SELL THOSE SHARES.

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

•	that a broker or dealer approve a person's account for transactions in penny stocks; and

•	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

•	obtain financial information and investment experience objectives of the person; and

•
make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

•	sets forth the basis on which the broker or dealer made the suitability determination; and

•	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders. We will not receive any proceeds from the sale of shares of common stock in this offering. We have agreed to bear the expenses relating to the registration of the shares for the selling security holders. Any transfer taxes payable on these shares and any commissions and discounts payable to underwriters, agents, brokers or dealers will be paid by the selling stockholder.

Market for Securities

Our common stock is not traded on any national securities exchange and is not quoted on any over-the-counter market. If our shares become quoted on the Over-The-Counter Bulletin Board, sales will be made at prevailing market prices or privately negotiated prices.

HOLDERS

As of July 16, 2007, our common stock was held by 148 stockholders of record and we had 147,542,000 shares of common stock issued and outstanding, which includes the shares being offered by the selling stockholders in this prospectus. The transfer agent of our common stock is U.S. Stock Transfer Corporation, 1745 Gardena Avenue, Glendale, CA 91204.

We have not declared any dividends to date. We have no present intention of paying any cash dividends on our common stock in the foreseeable future, as we intend to use earnings, if any, to generate growth. The payment by us of dividends, if any, in the future, rests within the discretion of our Board of Directors and will depend, among other things, upon our earnings, our capital requirements and our financial condition, as well as other relevant factors. There are no restrictions in our articles of incorporation or bylaws that restrict us from declaring dividends.

Equity Compensation Plan Information

The following table shows information with respect to each equity compensation plan under which our common stock is authorized for issuance as from inception (August 25, 2006) through December 31, 2006.

EQUITY COMPENSATION PLAN INFORMATION

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)
	(a)	(b)	(c)
Equity compensation plans approved by security holders	-0-	-0-	-0-

Equity compensation plans not approved by security holders	-0-	-0-	-0-

Total	-0-	-0-	-0-

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Some of the information in this prospectus contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may," "expect," "anticipate," "believe," "estimate" and "continue," or similar words. You should read statements that contain these words carefully because they:

•	discuss our future expectations;

•	contain projections of our future results of operations or of our financial condition; and

•	state other "forward-looking" information.

We believe it is important to communicate our expectations. However, there may be events in the future that we are not able to accurately predict or over which we have no control. Our actual results and the timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors," "Business" and elsewhere in this prospectus. See "Risk Factors."

OVERVIEW

We are developing a technology to convert the greenhouse gas, carbon dioxide (CO2), into a useful form that will not contribute to global warming. We call this technology GreenCarbon™ Technology.  By eliminating harmful CO2 from human created sources, such as power plants and industrial factories, management believes that our technology will provide a partial solution to the problem of global warming.

GreenCarbon™ Technology is initially targeted at coal-fired electrical power plants and fuel production plants.

We were incorporated in the State of Nevada on August 25, 2006, as Zingerang, Inc. Our name was changed to Carbon Sciences, Inc. on April 9, 2007. Our principal executive offices are located at 50 Castilian Dr. Suite C, Santa Barbara, California 93117, and our telephone number is (805) 690-9090. Our fiscal year end is December 31.

Critical Accounting Policies

Our discussion and analysis of our financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates, including those related to impairment of property, plant and equipment, intangible assets, deferred tax assets and fair value computation using the Black Scholes option pricing model. We base our estimates on historical experience and on various other assumptions, such as the trading value of our common stock and estimated future undiscounted cash flows, that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions; however, we believe that our estimates, including those for the above-described items, are reasonable.

Revenue Recognition

Revenue on product sales is recognized when persuasive evidence of an arrangement exists, such as when a purchase order or contract is received from the customer, the selling price is fixed, title to the goods has changed and there is a reasonable assurance of collection of the sales proceeds.  We obtain written purchase authorizations from our customers for a specified amount of product at a specified price and consider delivery to have occurred at the time of shipment.  Revenue is recognized at shipment and we record a reserve for estimated sales returns, which is reflected as a reduction of revenue at the time of revenue recognition. We defer revenue on products sold directly to the consumer with a fifteen day right of return. Revenue is recognized upon the expiration of the right of return.

Revenues from research and development activities relating to firm fixed-price contracts are generally recognized on the percentage-of-completion method of accounting as costs are incurred (cost-to-cost basis).  Revenues from research and development activities relating to cost-plus-fee contracts include costs incurred plus a portion of estimated fees or profits based on the relationship of costs incurred to total estimated costs.  Contract costs include all direct material and labor costs and an allocation of allowable indirect costs as defined by each contract, as periodically adjusted to reflect revised agreed upon rates. These rates are subject to audit by the other party.

Use of Estimates

In accordance with accounting principles generally accepted in the United States, management utilizes estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. These estimates and assumptions relate to recording net revenue, collectibility of accounts receivable, useful lives and impairment of tangible and intangible assets, accruals, income taxes, inventory realization, stock-based compensation expense and other factors. Management believes it has exercised reasonable judgment in deriving these estimates. Consequently, a change in conditions could affect these estimates.

Fair Value of Financial Instruments

The Company's cash, cash equivalents, investments, accounts receivable and accounts payable are stated at cost which approximates fair value due to the short-term nature of these instruments.

Recently Issued Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board issued two FASB Staff Positions - FSP FAS 109-1, Application of FASB Statement 109 "Accounting for Income Taxes" to the Tax Deduction on Qualified Production Activities Provided by the American Jobs Creation Act of 2004, and FSP FAS 109-2 Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004. Neither of these affected the Company as it does not participate in the related activities.

In May 2005, the FASB issued FASB Statement No. 154, “Accounting Changes and Error Corrections.” This new standard replaces APB Opinion No. 20, “Accounting Changes, and FASB Statement No. 3, Reporting Accounting Changes in Interim Financial Statements,” and represents another step in the FASB’s goal to converge its standards with those issued by the IASB. Among other changes, Statement 154 requires that a voluntary change in accounting principle be applied retrospectively with all prior period financial statements presented on the new accounting principle, unless it is impracticable to do so. Statement 154 also provides that (1) a change in method of depreciating or amortizing a long-lived non-financial asset be accounted for as a change in estimate (prospectively) that was effected by a change in accounting principle, and (2) correction of errors in previously issued financial statements should be termed a “restatement.” The new standard is effective for accounting changes and correction of errors made in fiscal years beginning after December 15, 2005. Early adoption of this standard is permitted for accounting changes and correction of errors made in fiscal years beginning after June 1, 2005. The Company has evaluated the impact of the adoption of Statement 154 and does not believe the impact will be significant to the Company's overall results of operations or financial position

Liquidity and Capital Resources

 As of June 30, 2007, we had $206,135 of working capital as compared to $109,578 from inception (August 25, 2006) through December 31, 2006. This increase of $96,557 was due primarily to private placements of shares of common stock pursuant to Subscription Agreements which we entered into with accredited and/or institutional buyers.

Cash flow used in operating activities was $480,697 for six months ended June 30, 2007, as compared to cash used of $446,674 from inception (August 25, 2006) through December 31, 2006. This increase of $34,023was primarily attributable to a increase in professional fees and salaries.

Cash used in investing activities was $0 for the six months ended June 30, 2007, as compared to cash used of $17,559 from inception (August 25, 2006) through December 31, 2006. The decrease of cash used in investing activities was primarily due to having sufficient office equipment .

Cash provided from financing activities during the six months ended June 30, 2007 was $637,500 as compared to $539,375 from inception (August 25, 2006) through December 31, 2006. From inception to June 30, 2007, we received a total of $1,176,875 from the sale of shares of our common stock through private placements of shares of common stock pursuant to Subscription Agreements which we entered into with accredited and/or institutional buyers.

Our financial statements as of June 30, 2007 have been prepared under the assumption that we will continue as a going concern from inception (August 25, 2006) through June 30, 2007. Our independent registered public accounting firm has issued their report dated January 22, 2007 that included an explanatory paragraph expressing substantial doubt in our ability to continue as a going concern without additional capital becoming available. Our ability to continue as a going concern ultimately is dependent on our ability to generate a profit which is dependent upon our ability to obtain additional equity or debt financing, attain further operating efficiencies and, ultimately, to achieve profitable operations. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Financing

On September 18, 2006, we issued an aggregate of 99,500,000 shares of our common stock, par value $.001 per share, to the founders of our company, including our Chief Executive Officer, for an aggregate purchase price of $24,875.

In October 2006, we entered into Subscription Agreements with several accredited investors pursuant to which the investors subscribed to purchase an aggregate amount of up to $420,000 in shares of our common stock, or a total of 28,000,000 shares.

In October 2006, we entered into Subscription Agreements with several accredited investors pursuant to which the investors subscribed to purchase an aggregate amount of up to $120,000 in shares of our common stock, or a total of 1,200,000 shares.

In March 2007, we entered into Subscription Agreements with several accredited investors pursuant to which the investors subscribed to purchase an aggregate amount of up to $290,000 in shares of our common stock, or a total of 2,900,000 shares.

In April 2007, we entered into Subscription Agreements with several accredited investors pursuant to which the investors subscribed to purchase an aggregate amount of up to $1,594,200 in shares of our common stock, or a total of 15,942,000 shares.

PLAN OF OPERATION AND FINANCING NEEDS

We are engaged in developing a technology to convert the greenhouse gas, carbon dioxide (CO2), into a useful form that will not contribute to global warming. We plan to develop our products and thereafter focus our efforts on establishing markets in the power plants and industrial factories sectors by 2010.

Operating Expenses

Operating expenses for the six months ended June 30, 2007 were $542,668 and consisted primarily of $414,547 in selling and marketing expenses, $128,121 in general and administrative expenses

Net Loss

Our net loss for the six months ended June 30, 2007 was $543,870. We recently began operating our business and have not generated any revenues to cover our operating costs.

Off-Balance Sheet Arrangements

We do not have any off balance sheet arrangements that are reasonably likely to have a current or future effect on our financial condition, revenues, results of operations, liquidity or capital expenditures.

BUSINESS

INTRODUCTION

We are developing a technology to convert the greenhouse gas, carbon dioxide (CO2), into a useful form that will not contribute to global warming. We call this technology GreenCarbon™ Technology.  By eliminating harmful CO2 from human created sources, such as power plants and industrial factories, management believes that our technology will provide a partial solution to the problem of global warming.

GreenCarbon™ Technology is initially targeted at coal-fired electrical power plants and fuel production plants.

We were incorporated in the State of Nevada on August 25, 2006, as Zingerang, Inc. Our name was changed to Carbon Sciences, Inc. on April 9, 2007. Our principal executive offices are located at 50 Castilian Dr. Suite C, Santa Barbara, California 93117, and our telephone number is (805) 690-9090. Our fiscal year end is December 31.

Industry Overview

The electrical power industry is currently pursuing ways to either convert or capture and store carbon dioxide in the campaign against global warming. At this time, there are few known technologies for converting CO2 that are commercially viable.

Carbon dioxide is believed to be the principal "greenhouse" gas because as it concentrates in the atmosphere it creates a blanket-like effect that many scientists believe is warming the earth. While carbon dioxide is released in the burning of all fossil fuels, coal produces greater amounts of carbon dioxide because of the fuel's high carbon content. It is likely that coal, which accounts for half of the country's electricity production, will remain the fuel of choice to produce electricity in the United States because it is relatively cheap and abundant. But if carbon limits are imposed to address climate change, that could change unless technologies or programs are developed to either convert or capture and store the tens of millions of tons of carbon dioxide that now spew from coal-burning smokestacks into the atmosphere.

Carbon dioxide “capture and store” programs currently being considered by the electrical power industry rely on sequestration. Geo-sequestration or geological storage involves injecting carbon dioxide directly into underground geological formations. Declining oil fields, saline aquifers, and unmineable coal seams have been suggested as storage sites.

We believe that the carbon “capture and store” method will not be a viable solution to the problem of CO2 as it is simply not practical to capture and deposit in deep geological formations several million tons of carbon a year. Instead, a technology solution must be applied at the source.  We believe that GreenCarbon™ Technology will be the solution.

Research and Development

We have retained a number of scientific advisors and technical consultants to help us develop and commercialize our GreenCarbon™ Technology and system. Our next step is to develop a research and development plan that will result in the production of a commercially viable GreenCarbon™ Technology system.

Marketing Strategy

Once we have completed our product development, we intend to create a favorable market environment to sell our GreenCarbon™ Technology system.  We intend to enhance, promote and support the entry of our GreenCarbon™ Technology system into the marketplace. Our goal is to position GreenCarbon™ Technology as a commercially viable method of converting CO2.

Our marketing communications strategy will include media and analyst communication, on-line promotions, blogs, and selected trade show attendance. We will be using every opportunity to place our brand in general and industry specific publications, using press releases, white papers and authored articles and Internet publications.

Backlog of Orders

There are currently no orders for sales at this time.

Government Contracts

There are no government contracts at this time.

Compliance with Environmental Laws and Regulations

Our operations are subject to local, state and federal laws and regulations governing environmental quality and pollution control. To date, our compliance with these regulations has had no material effect on our operations, capital, earnings, or competitive position, and the cost of such compliance has not been material. We are unable to assess or predict at this time what effect additional regulations or legislation could have on our activities.

Manufacturing and Distribution

We currently do not have any mechanism for the manufacture and distribution of products using our GreenCarbon™, nor do we have adequate financing to undertake these efforts on our own. We intend to outsource manufacturing and distribution efforts to existing manufacturing and distributions firms.

Intellectual Property

We have filed a patent application with the U.S. Patent and Trademark Office to protect the intellectual property rights for “Fine Particle Carbon Dioxide Transformation and Sequestration”. The inventor listed on the patent application is Michael D. Wyrsta, the Company’s Chief Scientific Advisor. The Company is listed as the assignee.

Competition

The carbon capture and storage industry is a fairy new industry. We are not aware of any CO2 emitter, such as power plants, or technology vendors offering a commercial product or process to transform CO2 from the source into mineral carbonate products. The most common approach is to bury the CO2 in underground rock formations or the ocean floor. For example, a major research project examining the geological sequestration of carbon dioxide is currently being performed at an oil field at Weyburn in south-eastern Saskatchewan. In the North Sea, Norway's Statoil natural-gas platform Sleipner strips carbon dioxide out of the natural gas with amine solvents and disposes of this carbon dioxide by geological sequestration. As of April 2005, BP is considering a trial of large-scale sequestration of carbon dioxide stripped from power plant emissions in the Miller oilfield as its reserves are depleted. Currently, the United States government has approved the construction of what is claimed to be the world's first integrated carbon capture and storage power plant, FutureGen. However, management believes that this does not address the problem of the existing power plants.

Technology Development Partners

We may enter into technology development partnerships with other companies.

DESCRIPTION OF PROPERTY

Our principal office is located at 50 Castilian Dr. Suite C, Santa Barbara, California 93117. We lease approximately 1700 square feet, with an annual cost of $12,000. The term of the lease is month to month.

LEGAL PROCEEDINGS

We are not currently a party to any legal proceedings. There has been no bankruptcy, receivership or similar proceedings.

Employees

As of the date of this prospectus, we had one (1) employee. We have not experienced any work stoppages and we consider relations with our employee to be good.

MANAGEMENT

EXECUTIVE OFFICERS, DIRECTORS AND KEY EMPLOYEES

The following table sets forth information about our executive officers, key employees and directors as of July 26, 2007.

Name	Age	Position
Derek McLeish	60	Chief Executive Officer, President, Acting Chief Financial Officer and Director
Michael Stone	54	Director
Daniel Elenbaas	44	Director

Directors serve until the next annual meeting and until their successors are elected and qualified. The Directors of our company are elected by the vote of a majority in interest of the holders of the voting stock of our company and hold office until the expiration of the term for which he or she was elected and until a successor has been elected and qualified.

A majority of the authorized number of directors constitutes a quorum of the Board for the transaction of business. The directors must be present at the meeting to constitute a quorum. However, any action required or permitted to be taken by the Board may be taken without a meeting if all members of the Board individually or collectively consent in writing to the action.

Directors receive compensation for their services and reimbursement for their expenses as shall be determined from time to time by resolution of the Board. Our directors currently do not receive monetary compensation for their service on the Board of Directors.

Officers are appointed to serve for one year until the meeting of the board of directors following the annual meeting of stockholders and until their successors have been elected and qualified.

The principal occupations for the past five years (and, in some instances, for prior years) of each of our executive officers and directors, followed by our key employees, are as follows:

Derek McLeish - President, Chief Executive Officer, Acting Chief Financial Officer and Chairman of the Board. Mr. McLeish has over 30 years of domestic and international corporate management, marketing and sales experience in the areas of technology, and software. Prior to founding Carbon Sciences, Mr. McLeish was the President and CEO of Digital Interactive System Corporation, Inc., a digital distribution company, from 2004 to 2005. From 2003 to 2004, Mr. McLeish served as the President and CEO of Broadband Group, a consulting company. Prior to that, he was the Chief Operating Officer of NetCatalyst, Inc., a technology incubator company, from 2000 to 2002. In his career as senior executive of companies, such as DISCover, Hasbro/MicroProse, The Gillette Company, Atari, Panavision and Activision, Mr. McLeish was responsible for driving innovative strategic direction and successfully creating stockholder value by developing new markets and lines of business. At The Gillette Company, Mr. McLeish managed a large manufacturing plant producing billions of high value parts per year. At Panavision, Mr. McLeish was responsible for worldwide manufacturing. He served on the Board of Directors of Amaze, the largest independent interactive game developer in North America. Mr. McLeish undertook his MBA studies at Pepperdine University and received his BS from the California State University at Long Beach.

Daniel Elenbaas - Director. Mr. Elenbaas has over 20 years experience as a technology entrepreneur. From 1997 to 2007, was the President and CEO of Amaze Entertainment, Inc. Mr. Elenbaas recently sold Amaze Entertainment, Inc. which he founded in 1996 and built into one of the world's largest, most successful independent video game development companies. Amaze Entertainment created dozens of best-selling games, many based on major entertainment brands such as Harry Potter and The Lord of the Rings. Under his leadership, Amaze developed over 90 game titles which sold in excess of 30 million units accounting for over $1 billion in retail sales. Prior to that, Mr. Elenbaas started, funded, and sold, amaze inc!, a consumer software developer/publisher that enjoyed significant success with its best-selling calendar software based on The Far Side comic and other popular content.  He received a BA in Political Science from Brigham Young University in Provo, Utah.

Michael Stone - Director. Mr. Stone is currently an independent management consultant. From 1999 to 2004, he was the co-founder and Chief Financial Officer of CardioNow, a medical imaging software company. Over the years, Mr. Stone has provided consulting services in strategy, marketing, litigation support and business development to many technology companies including Symantec, Microsoft, Earthlink, Avery Dennison, Creative Labs and Toshiba. In his over 25 years of experience he has served as a McKinsey and Company consultant, product marketing director at Ashton-Tate, VP Marketing at Citrix Systems and Quarterdeck Software.  He has also served on the Advisory Board and Board of Directors for Persistence Software, IntelliQuest and iTaggit.  Mr. Stone received his MBA and BBA from the University of Texas at Austin.

Scientific Advisors

Dr. Michael Wyrsta

Michael D. Wyrsta, inventor of our GreenCarbon Technology, has more than 10 years of technical experience in chemistry and novel materials as well as business experience in multiple technical start-up ventures. Dr. Wyrsta recently served as the Senior Chemist at GRT, Inc., an innovator in the commercialization of processes in both the fuels and chemicals markets. At GRT, he directed the research and development efforts for a number of large customers in the chemical and petroleum industry in the area of novel materials and catalysts for the conversion of natural gas to liquids and other chemicals. He previously served as the Chief Technology Officer of SBA Materials, establishing strategic business contracts, guiding intellectual property development and breaking new ground in solid-state composite materials for the electronics, photonics and pharmaceutical industries. Dr. Wyrsta holds a PhD in Materials from the University of California at Santa Barbara.

COMMITTEES OF THE BOARD

We currently have no audit committee, compensation committee, nominations and governance committee of our board of directors.

INDEBTEDNESS OF EXECUTIVE OFFICERS AND DIRECTORS

No executive officer, director or any member of these individuals' immediate families or any corporation or organization with whom any of these individuals is an affiliate is or has been indebted to us since the beginning of our last fiscal year

FAMILY RELATIONSHIPS

There are no family relationships among our executive officers and directors.

LEGAL PROCEEDINGS

As of the date of this prospectus, there are no material proceedings to which any of our directors, executive officers, affiliates or stockholders is a party adverse to us.

CODE OF ETHICS

We have not adopted a Code of Ethics within the meaning of Item 406(b) of Regulation S-B of the Securities Exchange Act of 1934.

EXECUTIVE COMPENSATION

The following table sets forth the cash compensation (including cash bonuses) paid or accrued by us to our Chief Executive Officer and our four most highly compensated officers other than the Chief Executive Officer from inception (August 25, 2006) to December 31, 2006.

Name & Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Derek W. McLeish CEO and Acting CFO	2006	$80,000	0	0	0	0	0	0	$80,000

OPTIONS/SAR GRANTS IN THE LAST FISCAL YEAR

No individual grants of stock options, whether or not in tandem with stock appreciation rights ("SARs") and freestanding SARs have been made to any executive officer or any director from inception (August 25, 2006) to June 30, 2007.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION/SAR VALUES

No individual exercises of stock options, whether or not in tandem with stock appreciation rights ("SARs") and freestanding SARs have been made by executive officer or any director from inception (August 25, 2006) to June 30, 2007.

LONG-TERM INCENTIVE PLANS - AWARDS IN LAST FISCAL YEAR

We had no long-term incentive plans and made no stock awards from inception (August 25, 2006) to June 30, 2007.

EMPLOYMENT AGREEMENTS

The Company current has no employment agreements with its executive officers.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

There were no material related party transactions which we entered into from inception (August 25, 2006) to the date of this prospectus.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables sets forth, as of July 16, 2007, the number of and percent of our common stock beneficially owned by:

•	all directors and nominees, naming them,
•	our executive officers,
•	our directors and executive officers as a group, without naming them, and
•	persons or groups known by us to own beneficially 5% or more of our common stock:

We believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

A person is deemed to be the beneficial owner of securities that can be acquired by him within 60 days from July 16, 2007 upon the exercise of options, warrants or convertible securities. Each beneficial owner's percentage ownership is determined by assuming that options, warrants or convertible securities that are held by him, but not those held by any other person, and which are exercisable within 60 days of July 16, 2007 have been exercised and converted.

Title of Class	Name of Beneficial Owner	Number of Shares Beneficially Owned	Prior to Offering as a Percent of Total	Post-Offering as a Percent of Total
Common Stock	Derek McLeish	49,750,000	33.95	33.95
Common Stock	Richard Travis Beifuss	10,000,000	6.82	6.82
Common Stock	Michael Stone	1,000,000.7		.7
Common Stock	Daniel Elenbaas	1,000,000.7		.7
Common Stock	All Executive Officers and Directors as a Group (3 persons )	51,750,000	34.09	34.09

DESCRIPTION OF SECURITIES

Our Articles of Incorporation, as amended, authorize the issuance of 500,000,000 shares of common stock, $.001 par value per share. Holders of shares of common stock are entitled to one vote for each share on all matters to be voted on by the stockholders. Holders of common stock have cumulative voting rights. Holders of shares of common stock are entitled to share ratably in dividends, if any, as may be declared, from time to time by the Board of Directors in its discretion, from funds legally available therefor. In the event of a liquidation, dissolution, or winding up of our company, the holders of shares of common stock are entitled to share pro rata all assets remaining after payment in full of all liabilities. Holders of common stock have no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to such shares.

COMMISSION'S POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Under the Nevada General Corporation Law and our Articles of Incorporation, as amended, and our Bylaws, our directors will have no personal liability to us or our stockholders for monetary damages incurred as the result of the breach or alleged breach by a director of his "duty of care." This provision does not apply to the directors' (i) acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) acts or omissions that a director believes to be contrary to the best interests of the corporation or its stockholders or that involve the absence of good faith on the part of the director, (iii) approval of any transaction from which a director derives an improper personal benefit, (iv) acts or omissions that show a reckless disregard for the director's duty to the corporation or its stockholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the corporation or its stockholders, (v) acts or omissions that constituted an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation or its stockholders, or (vi) approval of an unlawful dividend, distribution, stock repurchase or redemption. This provision would generally absolve directors of personal liability for negligence in the performance of duties, including gross negligence.

The effect of this provision in our Articles of Incorporation and Bylaws is to eliminate the rights of our Company and our stockholders (through stockholder's derivative suits on behalf of our Company) to recover monetary damages against a director for breach of his fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through (vi) above. This provision does not limit nor eliminate the rights of our Company or any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. In addition, our Bylaws provide that if the Nevada General Corporation Law is amended to authorize the future elimination or limitation of the liability of a director, then the liability of the directors will be eliminated or limited to the fullest extent permitted by the law, as amended. The Nevada General Corporation Law grants corporations the right to indemnify their directors, officers, employees and agents in accordance with applicable law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act" or "Securities Act") may be permitted to directors, officers or persons controlling our Company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

PLAN OF DISTRIBUTION

The selling stockholders and any of their respective pledgees, donees, assignees and other successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately-negotiated transactions;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, or Regulation S, rather than under this prospectus. The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

The selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling stockholders cannot assure that all or any of the shares offered in this prospectus will be sold by the selling stockholders. The selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed to be "underwriters" as that term is defined under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or the rules and regulations under such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholders, but excluding brokerage commissions or underwriter discounts.

The selling stockholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. No selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.

The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholders defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholders or any other such person. In the event that the selling stockholders are deemed affiliated purchasers or distribution participants within the meaning of Regulation M, then the selling stockholders will not be permitted to engage in short sales of common stock. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions.

We have agreed to indemnify the selling stockholders, or their transferees or assignees, against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may be required to make in respect of such liabilities.

If the selling stockholders notify us that they have a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling stockholders and the broker-dealer.

PENNY STOCK

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

•	that a broker or dealer approve a person's account for transactions in penny stocks; and

•	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must

•	obtain financial information and investment experience objectives of the person; and

•
make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

•	sets forth the basis on which the broker or dealer made the suitability determination; and

•	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

SELLING STOCKHOLDERS

The table below sets forth information concerning the resale of the shares of common stock by the selling stockholders , which we previously issued to the selling stockholders . We will not receive any proceeds from the resale of the common stock by the selling stockholders. Assuming all the shares registered below are sold by the selling stockholders, none of the selling stockholders will continue to own any shares of our common stock.

The following table also sets forth the name of each person who is offering the resale of shares of common stock by this prospectus, the number of shares of common stock beneficially owned by each person, the number of shares of common stock that may be sold in this offering and the number of shares of common stock each person will own after the offering, assuming they sell all of the shares offered.

Shareholder Name	Number of Shares Beneficially owned prior to the Offering	Number of shares offered pursuant to this Prospectus	Number of Common Stock Owned After the Offering (1)	Percentage of Common Stock Owned After the Offering (1)
Abram Fuks	15,000	15,000	0	0
Alessandro Ucciferri	15,000	15,000	0	0
Andrew Berk	15,000	15,000	0	0
Andrew Yu & Anna Yu	15,000	15,000	0	0
Arden S. Law	15,000	15,000	0	0
Arthur E. Altounian & Kelli Altounian	15,000	15,000	0	0
Blair Capital (2)	15,000	15,000	0	0
Blair Capital, Inc. (3)	2,500,000	2,500,000	0	0
Blair M. Sullivan (UGMA)	15,000	15,000	0	0
Brian Levy	15,000	15,000	0	0
Candacia A. Hebda	15,000	15,000	0	0
Catherine Smith	15,000	15,000	0	0
Charles Douglas Plank Jr.	15,000	15,000	0	0
Charles H. Harris and Kim K. Harris	15,000	15,000	0	0
Chris Brown & Deanne Broglio, JTWRO	15,000	15,000	0	0
Chuck K. Lew	15,000	15,000	0	0
Chuck M. Liu	15,000	15,000	0	0
Clive Otsuka and Mari Otsuka	15,000	15,000	0	0
Colin Miyajima	15,000	15,000	0	0
David A. Patterson, Jr.	7,500	7,500	0	0
David Carlson	15,000	15,000	0	0
Dennis Le Pon and Nancy Le Pon	15,000	15,000	0	0
Diana Lippert	15,000	15,000	0	0
E.S. Lippert	15,000	15,000	0	0
E-Business Direct, Inc. (4)	3,500,000	3,500,000	0	0
Edward Bouryng and Esther Bouryng	15,000	15,000	0	0
Edward Bouryng and Esther C. Bouryng	300,000	300,000	0	0
Elizabeth Swolgaard	15,000	15,000	0	0
Emmanuel Vasilomanolakis	15,000	15,000	0	0
Epic Innovations, Inc.	15,000	15,000	0	0
Fenway Advisory Group (5)	15,000	15,000	0	0
Fenway Advisory Group Pensions & Profit Sharing (6)	15,000	15,000	0	0
Fred J. Choy	15,000	15,000	0	0
Fred J. Choy	100,000	100,000	0	0
Gemberling Family Trust (7)	15,000	15,000	0	0
Gregory B. Rawls	15,000	15,000	0	0
Helen Cheung	15,000	15,000	0	0

Helene E.Pretsky	15,000	15,000	0	0
Ivan Ivankovich	15,000	15,000	0	0
James A. Webb II	15,000	15,000	0	0
Jason C. Lew	15,000	15,000	0	0
Jena Holdings (8)	15,000	15,000	0	0
Jennifer Cheng	15,000	15,000	0	0
Jimmy Standaert	15,000	15,000	0	0
Joe Grimes	15,000	15,000	0	0
John C. Beifuss	7,000,000	7,000,000	0	0
Joseph Chang Woo Koh	15,000	15,000	0	0
Kari Negri	15,000	15,000	0	0
Kathryn A.B. Bailey	15,000	15,000	0	0
Kerry M. Kinney	15,000	15,000	0	0
Kimberlee Beifuss	15,000	15,000	0	0
Kristen M. Sullivan	15,000	15,000	0	0
Larry J. Kaufman	15,000	15,000	0	0
Liam C. Sullivan (UGMA)	15,000	15,000	0	0
Lionel Rodriguez, Jr.	15,000	15,000	0	0
Matthew Skefich	15,000	15,000	0	0
Michael Brown and Linda Engelsiepen	15,000	15,000	0	0
Michael H. Fields	15,000	15,000	0	0
Michael Schreibman and Michelle Schreibman	15,000	15,000	0	0
Neil C. Sullivan	15,000	15,000	0	0
Patrick J. Howard	15,000	15,000	0	0
Paul Kmiec	15,000	15,000	0	0
Philippe Erwin	15,000	15,000	0	0
Ralph Ribaya	15,000	15,000	0	0
Ramin Ramhormozi & Jennifer Romeyn	15,000	15,000	0	0
Raymond L. Bolduc	15,000	15,000	0	0
Richard T. Beifuss	15,000	15,000	0	0
Robin Cheng and Miranda Cheng	15,000	15,000	0	0
Ronald Pretlac	15,000	15,000	0	0
Rosalie Skefich	15,000	15,000	0	0
Russell D. Wong, Revocable Trust (9)	15,000	15,000	0	0
Scott C. Bublin	15,000	15,000	0	0
Stacy E. Patterson	7,500	7,500	0	0
Stanley B. Levy	15,000	15,000	0	0
Stanley K. Kawanishi	15,000	15,000	0	0
Steven C. Bartling and Yvonne C. Bartling	15,000	15,000	0	0
Sufeng I. Chung	15,000	15,000	0	0
Susan H. Lang	15,000	15,000	0	0
The Levy Family Trust of 1997 (10)	15,000	15,000	0	0
Thunder Innovations, LLC (11)	3,500,000	3,500,000	0	0
Tom M. Djokovich & Tamara A. Djokovich	15,000	15,000	0	0
Tony Ucciferri	15,000	15,000	0	0
Tram Richards	15,000	15,000	0	0
Uyen Thy Cain	15,000	15,000	0	0
Vahigh Gorji	15,000	15,000	0	0
Walton O. Anderson Jr. and Rita M. Anderson	15,000	15,000	0	0
William E. Beifuss Jr. & Alice Beifuss	7,000,000	7,000,000	0	0
William E. Boyd	15,000	15,000	0	0
Wings Fund, Inc. (12)	7,000,000	7,000,000	0	0
Total	32,100,000	32,100,000

The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholders has sole or shared voting power or investment power and also any shares, which the selling stockholders has the right to acquire within 60 days.

(1) Assumes that all securities will be sold.

(2) In accordance with rule 13d-3 under the securities exchange act of 1934, Neil Sullivan, may be deemed a control person of the shares owned by such entity, with final voting power and investment control over such shares.

(3) In accordance with rule 13d-3 under the securities exchange act of 1934, Neil Sullivan, may be deemed a control person of the shares owned by such entity, with final voting power and investment control over such shares.

(4) In accordance with rule 13d-3 under the securities exchange act of 1934, Roger Endo may be deemed a control person of the shares owned by such entity, with final voting power and investment control over such shares.

(5) In accordance with rule 13d-3 under the securities exchange act of 1934, Neil Sullivan, may be deemed a control person of the shares owned by such entity, with final voting power and investment control over such shares.

(6) In accordance with rule 13d-3 under the securities exchange act of 1934, Neil Sullivan, as trustee, may be deemed a control person of the shares owned by such entity, with final voting power and investment control over such shares

(7) In accordance with rule 13d-3 under the securities exchange act of 1934, Mel Gemberling, as trustee, may be deemed control persons of the shares owned by such entity, with final voting power and investment control over such shares.

(8) In accordance with rule 13d-3 under the securities exchange act of 1934, Neil Sullivan may be deemed a control person of the shares owned by such entity, with final voting power and investment control over such shares

(9) In accordance with rule 13d-3 under the securities exchange act of 1934, Russell Wong, as trustee, may be deemed a control person of the shares owned by such entity, with final voting power and investment control over such shares.

(10) In accordance with rule 13d-3 under the securities exchange act of 1934, Charles M. Levy, as trustee, may be deemed a control person of the shares owned by such entity, with final voting power and investment control over such shares.

(11) In accordance with rule 13d-3 under the securities exchange act of 1934, Elaine Lei, may be deemed a control person of the shares owned by such entity, with final voting power and investment control over such shares.

(12) In accordance with rule 13d-3 under the securities exchange act of 1934, Karen M. Graham, may be deemed a control person of the shares owned by such entity, with final voting power and investment control over such shares.

LEGAL MATTERS

Sichenzia Ross Friedman Ference LLP, New York, New York will issue an opinion with respect to the validity of the shares of common stock being offered hereby.

EXPERTS

Our financial statements from inception (August 25, 2006) through June 30, 2007 appearing in this prospectus and registration statement have been audited and reviewed by HJ Associates & Consultants, LLP, independent registered public accountants, as set forth on their report thereon appearing elsewhere in this prospectus, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

AVAILABLE INFORMATION

We have filed a registration statement on Form SB-2 under the Securities Act of 1933, as amended, relating to the shares of common stock being offered by this prospectus, and reference is made to such registration statement. This prospectus constitutes the prospectus of Carbon Sciences Inc., filed as part of the registration statement, and it does not contain all information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission.

We are subject to the informational requirements of the Securities Exchange Act of 1934 which requires us to file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information may be inspected at public reference facilities of the SEC at 100 F Street N.E. Washington, D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at 100 F Street N.E. Washington, D.C. 20549 at prescribed rates. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC's Internet website at http://www.sec.gov.

INDEX TO FINANCIAL STATEMENTS

CARBON SCIENCES, INC.

FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Zingerang, Inc.
(A Development Stage Company)
Santa Barbara, California

We have audited the accompanying balance sheet of Zingerang, Inc. (a development stage company) as of December 31, 2006, and the related statements of operations, stockholders’ equity and cash flows for the period from inception on August 25, 2006 through December 31, 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Zingerang, Inc. (a development stage company) as of December 31, 2006, and the results of its operations and their cash flows for the period from inception on August 25, 2006 through December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered losses from operations and has no current revenues. This raises substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

HJ Associates & Consultants, LLP
Salt Lake City, Utah
January 22, 2007

ZINGERANG, INC.
(A Development Stage Company)
BALANCE SHEET
DECEMBER 31, 2006

ASSETS

CURRENT ASSETS
Cash	$75,142
Prepaid Expenses	50,000

Total Current Assets	125,142

PROPERTY & EQUIPMENT, at cost
Computer Equipment	17,559
Less Accumulated Depreciation	(1,403)

Net Property and Equipment	16,156

TOTAL ASSETS	$141,298

LIABILITIES AND SHAREHOLDERS' EQUITY

TOTAL CURRENT LIABILITIES
Accrued Expenses	$15,564

SHAREHOLDERS' EQUITY EQUITY
Common Stock, $0.001 par value;
500,000,000 authorized common shares
128,445,000 shares issued and outstanding	128,445
Additional Paid in Capital	410,930
Accumulated Deficit during the development stage	(413,641)

TOTAL SHAREHOLDERS' EQUITY	125,734

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$141,298

The accompanying notes are an integral part of these financial statements

ZINGERANG, INC.
(A Development Stage Company)
STATEMENT OF OPERATIONS

From Inception on
August 25,2006
through
December 31, 2006

REVENUE	$-

SELLING & MARKETING EXPENSES	348,232

GENERAL & ADMINISTRATIVE EXPENSES	65,409

TOTAL COSTS AND EXPENSES	413,641

NET LOSS	(413,641)

BASIC AND DILUTED LOSS PER SHARE	$(0.00)

WEIGHTED-AVERAGE COMMON SHARES OUTSTANDING
BASIC AND DILUTED	100,004,805

The accompanying notes are an integral part of these financial statements

ZINGERANG, INC.
(A Development Stage Company)
STATEMENTS OF SHAREHOLDERS' EQUITY

				Deficit
				Accumulated
			Additional	during the
	Common stock		Paid-in	Development
	Shares	Amount	Capital	Stage	Total
Inception August 25, 2006	-	$-	$-	$-	$-

Issuance of common stock for cash to founders in September 2006
(99,500,000 shares issued at $0.00025 for cash)	99,500,000	99,500	(74,625)		24,875

Issuance of common stock for cash in September 2006
(7,000,000 shares issued at $0.015 for cash)	7,000,000	7,000	98,000		105,000

Issuance of common stock for cash in October 2006
(21,000,000 shares issued at $0.015 for cash)	21,000,000	21,000	294,000		315,000

Issuance of common stock for cash in November 2006
(390,000 shares issued at $0.10 for cash)	390,000	390	38,610		39,000

Issuance of common stock for cash in December 2006
(555,000 shares issued at $0.10 for cash)	555,000	555	54,945		55,500

Net Loss from Inception through December 31, 2006				(413,641)	(413,641)

Balance at December 31, 2006	128,445,000	$128,445	$410,930	$(413,641)	$125,734

The accompanying notes are an integral part of these financial statements

ZINGERANG, INC.
(A Development Stage Company)
STATEMENT OF CASH FLOWS

From Inception on
August 25,2006
through
December 31, 2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(413,641)
Adjustment to reconcile net loss to net cash
used in operating activities
Depreciation expense	1,403
(Increase) Decrease in:
Prepaid expenses	(50,000)
Increase (Decrease) in:
Accrued Expenses	15,564

NET CASH USED IN OPERATING ACTIVITIES	(446,674)

CASH FLOWS USED IN INVESTING ACTIVITIES:
Purchase of Equipment	(17,559)

NET CASH USED IN INVESTING ACTIVITIES	(17,559)

CASH FLOWS FROM FINANCING ACTIVITIES:
Advances from Officer	11,000
Loan from Investor	110,000
Repayment of advances and loans	(121,000)
Proceeds from issuance of common stock	539,375

NET CASH PROVIDED BY FINANCING ACTIVITIES	539,375

NET INCREASE IN CASH	75,142

CASH, BEGINNING OF YEAR	-

CASH, END OF YEAR	$75,142

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Interest paid	$-
Taxes paid	$-

The accompanying notes are an integral part of these financial statements

ZINGERANG, INC.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2006

1.      ORGANIZATION AND LINE OF BUSINESS

Organization

Zingerang, Inc. (the "Company") was incorporated in the state of Nevada on August 25, 2006.  The Company, based in Santa Barbara, California, began operations on September 1, 2006 to develop and market mobile messaging technology.

Line of Business

The Company is developing mobile messaging services for both businesses and consumers. These mobile services make it easy to send and receive important information in real time across wired and wireless devices.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies of Zingerang, Inc. is presented to assist in understanding the Company’s financial statements. The financial statements and notes are representations of the Company’s management, which is responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America and have been consistently applied in the preparation of the financial statements.

Going Concern
The accompanying financial statements have been prepared on a going concern basis of accounting, which contemplates continuity of operations, realization of assets and liabilities and commitments in the normal course of business.  The accompanying financial statements do not reflect any adjustments that might result if the Company is unable to continue as a going concern.  The Company has not generated any revenue as of December 31, 2006, and has negative cash flows from operations, which raise substantial doubt about the Company’s ability to continue as a going concern.  The ability of the Company to continue as a going concern and appropriateness of using the going concern basis is dependent upon, among other things, additional cash infusion.  As discussed in Note 3, the Company has obtained funds from its shareholders since its inception through December 31, 2006. Management believes this funding will continue, and is also actively seeking new investors.  Management believes the existing shareholders and the prospective new investors will provide the additional cash needed to meet the Company’s obligations as they become due, and will allow the development of its core of business.

Development Stage Activities and Operations
The Company is in its initial stages of formation and has no revenues as of December 31, 2006. FASB #7 defines a development stage activity as one in which all efforts are devoted substantially to establishing a new business and even if planned principal operations have commenced, revenues are insignificant.

Revenue Recognition
The Company will recognize revenue when services are performed, and at the time of shipment of products, provided that evidence of an arrangement exists, title and risk of loss have passed to the customer, fees are fixed or determinable, and collection of the related receivable is reasonably assured. To date, the Company has had no revenues and is in the development stage.

Cash and Cash Equivalent
The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

ZINGERANG, INC.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2006

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the accompanying financial statements.  Significant estimates made in preparing these financial statements include the estimate of useful lives of property and equipment, the deferred tax valuation allowance, and the fair value of stock options. Actual results could differ from those estimates.

Property and Equipment
Property and equipment are stated at cost, and are depreciated using the straight-line method over 3-10 years. Depreciation expense for the period ended December 21, 2006 was $1,403.

Fair Value of Financial Instruments
SFAS No. 107, “Disclosures About Fair Value of Financial Instruments”, requires disclosure of the fair value information, whether or not recognized in the balance sheet, where it is practicable to estimate that value. As of December 31, 2006, the amounts reported for cash, accounts receivable, accounts payable, accrued interest and other expenses, and notes payable approximate the fair value because of their short maturities.

    Loss per Share Calculations
The Company adopted Statement of Financial Standards (“SFAS”) No. 128 for the calculation of “Loss per Share”.  SFAS No. 128 dictates the calculation of basic earnings per share and diluted earnings per share. Basic earnings per share are computed by dividing income available to common shareholders by the weighted-average number of common shares available. Diluted earnings per share is computed similar to basic earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. The Company’s diluted loss per share is the same as the basic loss per share for the period ended December 31, 2006 as the inclusion of any potential shares would have had an anti-dilutive effect due to the Company generating a loss.

Income Taxes
The Company uses the liability method of accounting for income taxes.  Deferred tax assets and liabilities are recognized for the future tax consequences attributable to financial statements carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry-forwards.  The measurement of deferred tax assets and liabilities is based on provisions of applicable tax law.  The measurement of deferred tax assets is reduced, if necessary, by a valuation allowance based on the amount of tax benefits that, based on available evidence, is not expected to be realized.

Recently Issued Accounting Pronouncements
In December 2002, the Financial Accounting Standards Board (“FASB”) issued SFAS 148, Accounting for Stock-Based Compensation – Transition and Disclosure. This Statement amends SFAS 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of Statement 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on the reported results.

ZINGERANG, INC.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2006

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recently Issued Accounting Pronouncements (Continued)
In November 2004, the FASB issued SFAS No. 151 "Inventory Costs, an amendment of ARB No. 43, Chapter 4. The amendments made by Statement 151 clarify that abnormal amounts of idle facility expense, freight, handling costs, and wasted materials (spoilage) should be recognized as current-period charges and require the allocation of fixed production overheads to inventory based on the normal capacity of the production facilities. The guidance is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Earlier application is permitted for inventory costs incurred during fiscal years beginning after November 23, 2004. The Company has evaluated the impact of the adoption of SFAS 151, and does not believe the impact will be significant to the Company's overall results of operations or financial position.

In December 2004, the FASB issued Statement of Financial Accounting Standards No. 123R, Share-based Payment. SFAS 123R revises SFAS 123 and supersedes APB 25. SFAS 123R will be effective for the period ending December 31, 2006, and applies to transactions in which an entity exchanges its equity instruments for goods or services and also applies to liabilities an entity may incur for goods or services that are to follow a fair value of those equity instruments. Under SFAS 123R, we will be required to follow a fair value approach using an option-pricing model, such as the Black Scholes option valuation model, at the date of a stock option grant. The deferred compensation calculated under the fair value method would then be amortized over the respective vesting period of the stock option. The adoption of SFAS 123R is expected to have a material impact on our results of operations.

In December 2004, the FASB issued SFAS No.153, "Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions."The amendments made by Statement 153 are based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. Further, the amendments eliminate the narrow exception for nonmonetary exchanges of similar productive assets and replace it with a broader exception for exchanges of nonmonetary assets that do not have commercial substance. Previously, Opinion 29 required that the accounting for an exchange of a productive asset for a similar productive asset or an equivalent interest in the same or similar productive asset should be based on the recorded amount of the asset relinquished. Opinion 29 provided an exception to its basic measurement principle (fair value) for exchanges of similar productive assets. The Board believes that exception required that some nonmonetary exchanges, although commercially substantive, be recorded on a carryover basis. By focusing the exception on exchanges that lack commercial substance, the Board believes this Statement produces financial reporting that more faithfully represents the economics of the transactions. The Statement is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Earlier application is permitted for nonmonetary asset exchanges occurring in fiscal periods beginning after the date of issuance. The provisions of this Statement shall be applied prospectively. The Company has evaluated the impact of the adoption of SFAS 153, and does not believe the impact will be significant to the Company's overall results of operations or financial position.

In December 2004, the Financial Accounting Standards Board issued two FASB Staff Positions - FSP FAS 109-1, Application of FASB Statement 109 "Accounting for Income Taxes" to the Tax Deduction on Qualified Production Activities Provided by the American Jobs Creation Act of 2004, and FSP FAS 109-2 Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004. Neither of these affected the Company as it does not participate in the related activities.

ZINGERANG, INC.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2006

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recently Issued Accounting Pronouncements (Continued)
In March 2005, the SEC released Staff Accounting Bulletin No. 107, “Share-Based Payment” (“SAB 107”), which provides interpretive guidance related to the interaction between SFAS 123(R) and certain SEC rules and regulations. It also provides the SEC staff’s views regarding valuation of share-based payment arrangements. In April 2005, the SEC amended the compliance dates for SFAS 123(R), to allow companies to implement the standard at the beginning of their next fiscal year, instead of the next reporting period beginning after June 15, 2005. Management is currently evaluating the impact SAB 107 will have on our condensed financial statements.

In March 2005, the FASB issued FASB Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations” (“FIN 47”). FIN 47 provides guidance relating to the identification of and financial reporting for legal obligations to perform an asset retirement activity. The Interpretation requires recognition of a liability for the fair value of a conditional asset retirement obligation when incurred if the liability’s fair value can be reasonably estimated. FIN 47 also defines when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. The provision is effective no later than the end of fiscal years ending after December 15, 2005. The Company will adopt FIN 47 beginning the first quarter of fiscal year 2006 and does not believe the adoption will have a material impact on its financial position or results of operations or cash flows.

In May 2005, the FASB issued FASB Statement No. 154, “Accounting Changes and Error Corrections.” This new standard replaces APB Opinion No. 20, “Accounting Changes, and FASB Statement No. 3, Reporting Accounting Changes in Interim Financial Statements,” and represents another step in the FASB’s goal to converge its standards with those issued by the IASB. Among other changes, Statement 154 requires that a voluntary change in accounting principle be applied retrospectively with all prior period financial statements presented on the new accounting principle, unless it is impracticable to do so. Statement 154 also provides that (1) a change in method of depreciating or amortizing a long-lived non-financial asset be accounted for as a change in estimate (prospectively) that was effected by a change in accounting principle, and (2) correction of errors in previously issued financial statements should be termed a “restatement.” The new standard is effective for accounting changes and correction of errors made in fiscal years beginning after December 15, 2005. Early adoption of this standard is permitted for accounting changes and correction of errors made in fiscal years beginning after June 1, 2005. The Company has evaluated the impact of the adoption of Statement 154 and does not believe the impact will be significant to the Company's overall results of operations or financial position.

In February of 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments”, which is intended to simplify the accounting and improve the financial reporting of certain hybrid financial instruments (i.e., derivatives embedded in other financial instruments). The statement amends SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”, and SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities—a replacement of FASB Statement No. 125.” SFAS No. 155 is effective for all financial instruments issued or acquired after the beginning of an entity's first fiscal year that begins after September 15, 2006. The Company is currently evaluating the impact SFAS No. 155 will have on its consolidated financial statements, if any.

ZINGERANG, INC.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2006

3.      CAPITAL STOCK

At December 31, 2006, the Company’s authorized stock consists of 500,000,000 shares of common stock, par value $0.001 per share. During the period ended December 31, 2006, the Company issued 99,500,000 founders shares of common stock for $24,875; The Company commenced a private placement of 28,000,000 shares of its common stock at a price of one and one-half cents ($0.015) per share and received funds in the amount of $420,000; The Company commenced an additional private placement of 945,000 shares of its common stock at a price of ten cents ($0.10) per share and received funds in the amount of $94,500. The private placements, which were made in reliance upon an exemption from registration under Rule 506 of Regulation D promulgated under Section 4(2) of the Securities Act of 1933.

4.	RENTAL LEASE

The Company entered into a month to month agreement for office space with monthly rents of $4,000 per month.

5.	DEFERRED TAX BENEFIT

At December 31, 2006, the Company had net operating loss carry-forwards of approximately $162,000 that may be offset against future taxable income from the year 2007 through 2027. No tax benefit has been reported in the December 31, 2006 financial statements since the potential tax benefit is offset by a valuation allowance of the same amount.

The income tax provision differs from the amount of income tax determined by applying the U.S. federal income tax rate to pretax income from continuing operations for the period ended December 31, 2006 due to the following:

2006
Book Income	(161,320)
Valuation Allowance	161,320

$-

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible differences and operating loss and tax credit carry-forwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the difference between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Net deferred tax liabilities consist of the following components as of December 31, 2006:

ZINGERANG, INC.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2006

2006
Deferred tax assets:
NOL Carryover	$165,456

Deferred tax liabilites:
Depreciation	-

Less Valuation Allowance	(165,456)

Net deferred tax asset	$-

Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carry-forwards for Federal income tax reporting purposes are subject to annual limitations. Should a change in ownership occur, net operating loss carryforwards may be limited as to use in future years.

6.    LOAN PAYABLE

During the period ended December 31, 2006, the Company borrowed funds from a private party in the amount of $110,000 for operating expenses. The loan payable was paid within the period with no interest due.

7.   RELATED PARTY

During the period ended December 31, 2006 the Company’s President and Chief Executive Officer, advanced funds to the Company in the amount of $11,000 to pay for operating expenses. The funds were reimbursed within the period.

8.    SUBSEQUENT EVENTS

On or about January 1, 2007, the Company raised an additional $25,500 from the issuance of 255,000 shares of common stock.

9.    COMMITMENTS AND CONTINGENCIES

The Company entered into an exclusive technology license agreement with Warp9 on September 18, 2006, whereby the Company would pay $100,000 as a recoupable advance against royalties. The Company paid $50,000 of the advance, and a $50,000 balance remains as of December 31, 2006.

CARBON SCIENCES, INC.
(formerly ZINGERANG, INC.)
(A Development Stage Company)
BALANCE SHEET
(Unaudited)

ASSETS

CURRENT ASSETS	June 30, 2007
Cash	$231,945
Prepaid expenses	4,889
TOTAL CURRENT ASSETS	236,834

PROPERTY & EQUIPMENT, at cost
Computer Equipment	17,559
Less Accumulated Depreciation	(4,330)

Net Property and Equipment	13,229

TOTAL ASSETS	$250,063

LIABILITIES AND SHAREHOLDERS' EQUITY

TOTAL CURRENT LIABILITIES
Accrued Expenses	$30,699

SHAREHOLDERS' EQUITY EQUITY
Common Stock, $0.001 par value;
500,000,000 authorized common shares
134,820,000 shares issued and outstanding	134,820
Additional Paid in Capital	1,042,055
Accumulated Deficit during the development stage	(957,511)

TOTAL SHAREHOLDERS' EQUITY	219,364

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$250,063

CARBON SCIENCES, INC.
(formerly ZINGERANG, INC.)
(A Development Stage Company)
STATEMENT OF OPERATIONS
(Unaudited)

			From Inception on
			August 25,2006
	Three Months Ended	Six Months Ended	through
	June 30, 2007	June 30, 2007	June 30, 2007

REVENUE	$-	$-	$-

SELLING & MARKETING EXPENSES	121,021	414,547	762,779

GENERAL & ADMINISTRATIVE EXPENSES	85,037	128,121	193,530

TOTAL COSTS AND EXPENSES	206,058	542,668	956,309

LOSS FROM OPERATIONS BEFORE OTHER INCOME	(206,058)	(542,668)	(956,309)

TOTAL OTHER INCOME/(EXPENSE)
Interest Expense	(265)	(1,202)	(1,202)

NET LOSS	$(206,323)	$(543,870)	$(957,511)

BASIC AND DILUTED LOSS PER SHARE	$(0.00)	$(0.00)

WEIGHTED-AVERAGE COMMON SHARES OUTSTANDING
BASIC AND DILUTED	132,752,857	130,950,856

CARBON SCIENCES, INC.
(formerly ZINGERANG, INC.)
(A Development Stage Company)
STATEMENTS OF SHAREHOLDERS' EQUITY

				Deficit
				Accumulated
			Additional	during the
	Common stock		Paid-in	Development
	Shares	Amount	Capital	Stage	Total
Inception August 25, 2006	-	$-	$-	$-	$-

Issuance of common stock for cash to founders in September 2006
(99,500,000 shares issued at $0.00025 for cash)	99,500,000	99,500	(74,625)	-	24,875

Issuance of common stock for cash in September 2006
(7,000,000 shares issued at $0.015 for cash)	7,000,000	7,000	98,000	-	105,000

Issuance of common stock for cash in October 2006
(21,000,000 shares issued at $0.015 for cash)	21,000,000	21,000	294,000	-	315,000

Issuance of common stock for cash in November 2006
(390,000 shares issued at $0.10 for cash)	390,000	390	38,610	-	39,000

Issuance of common stock for cash in December 2006
(555,000 shares issued at $0.10 for cash)	555,000	555	54,945	-	55,500

Net Loss from Inception through December 31, 2006				(413,641)	(413,641)
	128,445,000	$128,445	$410,930	$(413,641)	$125,734
Issuance of common stock for cash in January 2007
(255,000 shares issued at $0.10 for cash) (unaudited)	255,000	255	25,245	-	25,500

Issuance of common stock for cash in March 2007
(2,900,000 shares issued at $0.10 for cash) (unaudited)	2,900,000	2,900	287,100	-	290,000

Issuance of common stock for cash in May 2007
(1,770,000 shares issued at $0.10 for cash) (unaudited)	1,770,000	1,770	175,230	-	177,000

Issuance of common stock for cash in May 2007
(1,450,000 shares issued at $0.10 for cash) (unaudited)	1,450,000	1,450	143,550	-	145,000

Net Loss for the six months ended June 30, 2007 (unaudited)	-	-	-	(543,870)	(543,870)

Balance at June 30, 2007 (unaudited)	134,820,000	$134,820	$1,042,055	$(957,511)	$219,364

CARBON SCIENCES, INC.
(formerly ZINGERANG, INC.)
(A Development Stage Company)
STATEMENT OF CASH FLOWS
(Unaudited)

		From Inception on
		August 25, 2006
	Six Months Ended	through
	June 30, 2007	June 30, 2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(543,870)	$(957,511)
Adjustment to reconcile net loss to net cash
used in operating activities
Depreciation expense	2,927	4,330
(Increase) Decrease in:
Prepaid expenses	45,111	(4,889)
Increase (Decrease) in:
Accounts Payable	-	-
Accrued Expenses	15,135	30,699

NET CASH USED IN OPERATING ACTIVITIES	(480,697)	(927,371)

CASH FLOWS USED IN INVESTING ACTIVITIES:
Purchase of Equipment	-	(17,559)

NET CASH USED IN INVESTING ACTIVITIES	-	(17,559)

CASH FLOWS FROM FINANCING ACTIVITIES:
Advances from Officer	-	73,000
Loan from Investor	-	160,000
Repayment of advances and loans	-	(233,000)
Proceeds from issuance of common stock	637,500	1,176,875

NET CASH PROVIDED BY FINANCING ACTIVITIES	637,500	1,176,875

NET INCREASE IN CASH	156,803	231,945

CASH, BEGINNING OF YEAR	75,142	-

CASH, END OF YEAR	$231,945	$231,945

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Interest paid	$265	$1,202
Taxes paid	$800	$800

CARBON SCIENCES, INC.
(formerly ZINGERANG, INC.)
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
JUNE 30, 2007

1. ORGANIZATION AND LINE OF BUSINESS

 Organizational History

The Company was incorporated in the State of Nevada on August 25, 2006, as Zingerang, Inc. On April 2, 2007 the Company changed its name to Carbon Sciences, Inc.

 Overview of Business

The Company was initially in the business of offering mobile communication services under the Zingerang trade name. As of April, 2007 the Company has entered into an agreement to sell substantially all the assets of this business. The Company is now pursuing a new line of business. The company is developing a technology to convert harmful carbon dioxide (CO2) into a useful form that will not contribute to global warming. This technology is based on a patent filed by the company and developed under the brand name, GreenCarbon™ Technology.  By eliminating harmful CO2 from human created sources, such as power plants and industrial factories, the technology will provide a partial solution to the problem of global warming. GreenCarbon™ Technology is initially targeted at electrical power plants.

Basis of Presentation
The accompanying unaudited condensed financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-QSB and Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all normal recurring adjustments considered necessary for a fair presentation have been included. Operating results for the six month period ended June 30, 2007 are not necessarily indicative of the results that may be expected for the year ending December 31, 2007. For further information refer to the financial statements and footnotes thereto included in the Company's Form 10-KSB for the year ended December 31, 2006.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies of Carbon Sciences, Inc. is presented to assist in understanding the Company’s financial statements. The financial statements and notes are representations of the Company’s management, which is responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America and have been consistently applied in the preparation of the financial statements.

Going Concern
The accompanying financial statements have been prepared on a going concern basis of accounting, which contemplates continuity of operations, realization of assets and liabilities and commitments in the normal course of business. The accompanying financial statements do not reflect any adjustments that might result if the Company is unable to continue as a going concern. The Company has not generated any revenue as of June 30, 2007, and has negative cash flows from operations, which raise substantial doubt about the Company’s ability to continue as a going concern. The ability of the Company to continue as a going concern and appropriateness of using the going concern basis is dependent upon, among other things, additional cash infusion. As discussed in Note 3, the Company has obtained funds from its shareholders since it’s’ inception through June 30, 2007. Management believes this funding will continue, and is also actively seeking new investors. Management believes the existing shareholders and the prospective new investors will provide the additional cash needed to meet the Company’s obligations as they become due, and will allow the development of its core of business.

CARBON SCIENCES, INC.
(formerly ZINGERANG, INC.)
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
JUNE 30, 2007

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Development Stage Activities and Operations
The Company is in its initial stages of formation and has no revenues as of June 30, 2007. FASB #7 defines a development stage activity as one in which all efforts are devoted substantially to establishing a new business and even if planned principal operations have commenced, revenues are insignificant.

  Revenue Recognition
The Company will recognize revenue when services are performed, and at the time of shipment of products, provided that evidence of an arrangement exists, title and risk of loss have passed to the customer, fees are fixed or determinable, and collection of the related receivable is reasonably assured. To date, the Company has had no revenues and is in the development stage.

3. CAPITAL STOCK

At June 30, 2007, the Company’s authorized stock consists of 500,000,000 shares of common stock, par value $0.001 per share. During the six months ended June 30, 2007, the Company issued through a private placement 6,375,000 shares of common stock for $637,500; the private placements, which were made in reliance upon an exemption from registration under Rule 506 of Regulation D promulgated under Section 4(2) of the Securities Act of 1933.

4. SUBSEQUENT EVENTS

In July 2007, through a private offering the Company issued an additional 12,722,000 shares of common stock at a price per share of $0.10 for cash of $1,272,200. The private placement, which was made in reliance upon an exemption from registration under Rule 506 of Regulation D promulgated under Section 4(2) of the Securities Act of 1933.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Under the Nevada General Corporation Law and our Articles of Incorporation, as amended, and our Bylaws, our directors will have no personal liability to us or our stockholders for monetary damages incurred as the result of the breach or alleged breach by a director of his "duty of care." This provision does not apply to the directors' (i) acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) acts or omissions that a director believes to be contrary to the best interests of the corporation or its stockholders or that involve the absence of good faith on the part of the director, (iii) approval of any transaction from which a director derives an improper personal benefit, (iv) acts or omissions that show a reckless disregard for the director's duty to the corporation or its stockholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the corporation or its stockholders, (v) acts or omissions that constituted an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation or its stockholders, or (vi) approval of an unlawful dividend, distribution, stock repurchase or redemption. This provision would generally absolve directors of personal liability for negligence in the performance of duties, including gross negligence.

The effect of this provision in our Articles of Incorporation and Bylaws is to eliminate the rights of our Company and our stockholders (through stockholder's derivative suits on behalf of our Company) to recover monetary damages against a director for breach of his fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through (vi) above. This provision does not limit nor eliminate the rights of our Company or any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. In addition, our Bylaws provide that if the Nevada General Corporation Law is amended to authorize the future elimination or limitation of the liability of a director, then the liability of the directors will be eliminated or limited to the fullest extent permitted by the law, as amended. The Nevada General Corporation Law grants corporations the right to indemnify their directors, officers, employees and agents in accordance with applicable law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act" or "Securities Act") may be permitted to directors, officers or persons controlling our Company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:

NATURE OF EXPENSE AMOUNT

SEC Registration fee	$98.55
Accounting fees and expenses	15,000	*
Legal fees and expenses	40,000	*
Miscellaneous	4,901.45	*
TOTAL	$60,000	*

* Estimated.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

Following is a summary of unregistered securities issued from inception (August 25, 2006) through July 26, 2007.

On September 18, 2006, we issued an aggregate of 99,500,000 shares of our common stock, par value $.001 per share, to the founders of our company, including our Chief Executive Officer, for an aggregate purchase price of $24,875.

In October 2006, we entered into Subscription Agreements with several accredited investors pursuant to which the investors subscribed to purchase an aggregate amount of up to $420,000 in shares of our common stock, or a total of 28,000,000 shares.

In October 2006, we entered into Subscription Agreements with several accredited investors pursuant to which the investors subscribed to purchase an aggregate amount of up to $120,000 in shares of our common stock, or a total of 1,200,000 shares.

In March 2007, we entered into Subscription Agreements with several accredited investors pursuant to which the investors subscribed to purchase an aggregate amount of up to $290,000 in shares of our common stock, or a total of 2,900,000 shares.

In April 2007, we entered into Subscription Agreements with several accredited investors pursuant to which the investors subscribed to purchase an aggregate amount of up to approximately $1,594,200 in shares of our common stock, or a total of 15,942,000 shares.

* All of the above offerings and sales were deemed or determined by Carbon Sciences, Inc. to be exempt under rule 506 of Regulation D and Section 4(2) of the Securities Act of 1933, as amended. No advertising or general solicitation was employed in offering the securities. The offerings and sales were made to a limited number of persons, all of whom were accredited investors, business associates of Carbon Sciences, Inc. or executive officers of Carbon Sciences, Inc., and transfer was restricted by Carbon Sciences, Inc. in accordance with the requirements of the Securities Act of 1933. In addition to representations by the above-referenced persons, we have made independent determinations that all of the above-referenced persons were accredited or sophisticated investors, and that they were capable of analyzing the merits and risks of their investment, and that they understood the speculative nature of their investment.

ITEM 27. EXHIBITS.

The following exhibits are included as part of this Form SB-2.

Exhibit No.	Description

3.1	Articles of Incorporation of Carbon Sciences, Inc. filed with the Nevada Secretary of State on August 25, 2006. *

3.2	Articles of Amendment of Articles of Incorporation of Carbon Sciences, Inc. filed with the Nevada Secretary of State on April 9, 2007. *

3.4	Bylaws of Carbon Sciences, Inc. *

5.1	Opinion of Sichenzia Ross Friedman Ference LLP.*

10.1	Form of Subscription Agreement dated as of September 18, 2006. *

10.2	Form of Subscription Agreement dated as of October 2, 2006. *

10.3	Form of Subscription Agreement dated as of March 1, 2007. *

10.4	Form of Subscription Agreement dated as of April 16, 2007. *

23.1	Consent of Sichenzia Ross Friedman Ference LLP (included in Exhibit 5.1).*

23.2	Consent of HJ Associates & Consultants, LLP*

*Filed herewith.

ITEM 28. UNDERTAKINGS.

The undersigned registrant hereby undertakes to:

(1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Barbara, State of California, on July 27, 2007.

Carbon Sciences, Inc.

By:	Derek W. McLeish
Derek W. McLeish
CHIEF EXECUTIVE OFFICER (PRINCIPAL EXECUTIVE OFFICER) AND ACTING CHIEF FINANCIAL OFFICER (PRINCIPAL ACCOUNTING AND FINANCIAL OFFICER)

In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

SIGNATURE	TITLE	DATE

	CHIEF EXECUTIVE OFFICER	July 27, 2007
/s/ Derek W. McLeish Derek W. McLeish	(PRINCIPAL EXECUTIVE OFFICER), ACTING CHIEF FINANCIAL OFFICER
(PRINCIPAL ACCOUNTING AND
FINANCIAL OFFICER) AND
CHAIRMAN OF THE BOARD

/s/ Micheal Stone	DIRECTOR	July 27, 2007
Michael Stone

/s/Daniel Elenbaas	DIRECTOR	July 27 2007
Daniel Elenbaas